Associated Media Holdings, Inc
5150 East Pacific Coast Highway
Suite 300
Long Beach CA 90804

October 10, 2006

J Stuart Williamson
42 Gloucester Ave, #4
Belsize Park
London NW1 8JD
United Kingdom

RE: Advisory Board Member Agreement

Dear Stuart:

We are pleased to offer you a position as a member of the Advisory Board of Associated Media Holdings, Inc. ("ASMH"). This letter agreement ("Agreement") will confirm the following terms of your engagement:

1. **Duties.** You agree to advise senior management and the Board of Directors in connection with various business, strategic and research and development matters, and such other matters as senior management and the Board of Directors may from time to time deem appropriate. In addition, you shall leverage your personal networks and contacts to help facilitate introductions for a variety of purposes, including product development, strategic relationships and sales opportunities.

2. **Term.** This agreement shall be for a period of one year from the date hereof subject to two automatic renewals of twelve months each years unless the term is terminated earlier by the mutual agreement of the parties or by the service of a written termination letter by one party on the other, such termination by way of notice from one party to the other being effective on the anniversary date of the commencement of this Agreement .

3. **Compensation, Benefits, and Expenses.**

3.1 **Stock Options**. Subject to applicable law, upon execution of this Agreement, ASMH shall issue to you options to purchase one hundred and twenty thousand (120,000) shares of common stock of ASMH at an exercise price equal to $0.50 per share, which price reflects the current fair market value of a share of common stock. The options will vest and become exercisable over a three-year period as follows: (i) 40,000 shares on the one-year less a day anniversary of the execution of this Agreement, (ii) 40,000 shares on the two-year less a day anniversary of the execution of this Agreement, and (iii) 40,000 shares on the three-year less a day anniversary of the execution of this Agreement. All of the aforesaid options will be subject to the terms and conditions of the Associated Media Holdings, Inc. 2006 Equity Compensation Plan ("the Plan") and will be memorialized in a Nonqualified Stock Option Grant agreement.

If this Agreement is validly terminated by you or ASMH or is brought to an end by Agreement between the parties prior to the vesting of any options granted pursuant hereto, options that are not yet vested and exercisable as of the date of termination shall terminate. Options that are vested and exercisable as of the date of termination shall remain vested and exercisable for 90 days following the date of termination. For example, if you serve a termination notice on us within a year of the commencement date of this Agreement, then this Agreement will terminate on October 9, 2007. On that date, your options will be vested and exercisable with respect to 40,000 shares of common stock. Accordingly, you will have until January 8, 2008 (90 days) to exercise your option for 40,000 shares, but the option will have otherwise terminated with respect to the

remaining 80,000 shares. (Please see Section 5(d) of the Plan for other terms and conditions relating to exercisability of options.)

3.2 Additional Consideration.

3.2.1 Introduction Fees. You shall receive an Equity Introduction Fee, as set forth in the table below, from ASMH for introducing ASMH to an equity funding source, including, but not limited to, potential individuals, institutions, and other entities in the business of providing equity financing to companies, that makes an equity investment in ASMH. The Equity Introduction Fee shall be equal to a percentage of the equity invested in ASMH by a funding source identified by you and shall be paid according to the following schedule:

Gross Equity Amount	Equity Introduction Fee
$0 to $5,000,000	7%
$5,000,001 to $50,000,000	5%
$50,000,001 and above	3%

3.2.2.2 Equity Introduction Fees shall be paid from the proceeds of the closing of the financing transaction and shall be payable at our discretion in cash, stock or a combination of cash and stock. ASMH will pay such Equity Introduction Fees no later than twenty (20) days following the receipt of the proceeds at the closing of the financing transaction. If any portion of the proceeds raised in the transaction is not paid to ASMH at the closing of the transaction, whether such funds are paid by the subsequent exercise of warrants or options or in deferred closings, your fee relating to such deferred proceeds shall not be paid until ASMH's receipt of the deferred proceeds. You also will not be entitled to any Equity Introduction Fees if for any reason whatsoever a transaction with the funding source is not completed, whether or not there is a binding agreement to do so and whether or not a default by any party to the transaction has caused the failure to complete the transaction.

3.2.2.3 In no event shall any Equity Introduction Fees be payable to you in any case where a funding source identified by you is or was: (i) an investor in ASMH or any affiliate of such investor; (ii) a customer of ASMH or affiliate of a customer of ASMH; (iii) a party with which ASMH, ASMH's directors or officers, or any investor in ASMH has a pre-existing relationship. ASMH will advise you that no compensation shall be payable to you by reason of the immediately preceding sentence after your identification of the funding sources in writing to ASMH. In addition, any compensation, commissions, fees or other remuneration in any form paid or payable, directly or indirectly, to you by the funding source or any affiliate thereof will be credited against and will reduce the amount of compensation payable to you by ASMH hereunder by the dollar amount of such compensation or by the fair market value of such compensation (as determined by ASMH) in cases of non-cash compensation. In all cases, ASMH will not pay any fees over and above the amounts reflected in the table above, and you will be responsible for the payment of any compensation to any person or entity (including Prima Worldwide) that you may rely upon or use to make introductions pursuant hereto. To the extent that ASMH is obligated to pay fees or commissions to a third party as part of the same financing transaction in respect of which an Equity Introduction Fee is payable hereunder, such fees shall be deducted from the Equity Introduction Fee otherwise payable to you, provided that, for the purposes of this last sentence of paragraph 3.2.2.3 only, the Equity Introduction Fee shall be deemed to be no less than five percent (prior to the deduction of the third party fees and commissions); if no such third-party fees or commissions are applicable, the Equity Introduction Fee detailed in paragraph 3.2.1 above shall apply.

3.2.2.4 The prices, terms and conditions under which ASMH shall offer or sell any securities shall be determined by ASMH in its sole discretion. ASMH shall control all discussions and negotiations regarding any proposed or actual offering or sale of securities. Nothing in this Agreement shall be deemed to obligate ASMH to actually offer or sell any securities or consummate any transaction. ASMH may terminate any negotiations or discussions at any time and reserves the right not to proceed with any offering or sale of securities.

3.2.2.5 (a) The parties hereto acknowledge that you are not registered as, and shall not act, either directly or indirectly, as a broker, dealer, agent or investment advisor under applicable federal or state securities laws. Accordingly, in performing the services contemplated hereunder relating to referring potential investors, your responsibilities shall be limited to introducing potential investors to ASMH, and you shall not use any general solicitation or general advertising within the meaning of the applicable securities laws in connection with any offering of securities by ASMH. You agree to introduce ASMH to potential investors only in states in which you have been advised that offers and sales of securities can be legally made by ASMH. If it is determined by counsel to ASMH that the payment of Equity Introduction Fees will constitute a violation of the securities laws or that third-party rights or claims against ASMH may arise from such payment, all fees due to you under this Section 3.2 shall be forfeited, and you shall not be entitled to any compensation whatsoever under this Section 3.2.

(b) Consistent with the foregoing, you shall have no authority to, and shall not, (i) offer for sale or solicit offers to buy any ASMH securities to or from any person, (ii) provide any advisory or valuation services to any person regarding any securities offerings or the merits or risks of an investment in any such securities, (iii) provide any information to any person, other than such information reasonably necessary to introduce such person to ASMH, regarding the ASMH, its proposed business or any such securities or offerings, (iv) make any representations or warranties in connection with any such offerings, or (v) otherwise effect any transactions with respect to, or induce or attempt to induce the purchase or sale of, any such securities.

3.3 **<u>Business Development</u>.** ASMH acknowledges that you may also make other valuable introductions to ASMH for which we may agree to pay additional compensation and we agree to negotiate with you in good faith regarding how much compensation may be paid to you and upon what terms.

3.4 **<u>Expenses</u>.** Any expenses incurred in connection with your performance under this Agreement for which ASMH is to reimburse you must be pre-approved by ASMH in writing and any claim for reimbursement must be supported by reasonable supporting documentation..

4. **<u>Taxes; Withholding</u>.** You shall be responsible for the payment of all federal, state, and local taxes, tariffs, or surcharges that may be due and payable to government authorities on such fees and other compensation you receive pursuant to the terms of this Agreement. If any fees or other compensation payable hereunder are subject to applicable federal (including FICA), state and local tax withholding requirements, ASMH may deduct such withholding requirements from the fees and compensation otherwise required to be paid hereunder. ASMH may require that you pay to ASMH the amount of any federal, state or local taxes that the ASMH is required to withhold with respect to such the options to be granted hereunder, or ASMH may deduct from other fees payable by ASMH the amount of any withholding taxes due with respect to such options.

5. **<u>Confidential Nature of Information</u>.** During the Term and all times thereafter, you, your agents, representatives, subcontractors or employees will not disclose any information provided by or on behalf of ASMH pursuant to this Agreement ("Confidential Information") or make use, directly or indirectly, of the Confidential Information for purposes other than rendering services in accordance with this Agreement. In addition, Confidential Information shall be deemed to include the terms of this Agreement. Notwithstanding the foregoing, you shall not be prevented from disclosing information that: (i) is or becomes publicly known through no fault of the your own; (ii) has been rightfully received from a third party without restriction and without breach of this Agreement; (iii) is approved in writing by ASMH for disclosure; or (d) is required to be disclosed pursuant to applicable law, government regulation or court order, <u>provided</u> that you give ASMH reasonable prior notice of such requirement and afford ASMH the opportunity to seek a protective order or other appropriate measures to safeguard the confidentiality of such information. Except as otherwise provided in this Agreement, you shall, when requested by ASMH or upon termination of this Agreement, destroy or return to ASMH any Confidential Information which ASMH has provided to you or which is otherwise under the care, custody or control of you, including all copies thereof and all notes, correspondence, memoranda, summaries, documents and other records relating to such Confidential Information which is then in your possession or control.

6. **Disclosure Requirement.** You and ASMH pledge to keep each other informed about potential conflicts of interest that involve the payment of money to third parties contrary to the primary interests of the ASMH shareholders.

7. **Termination.** Notwithstanding the expiration of the Term as provided in Section 2, you shall be entitled to receive the Equity Introduction Fee accordance with the terms of this Agreement if ASMH consummates a financing within twelve months of ASMH's receipt of your written submission in accordance with Subsection 3.2.2.2 identifying the funding source; and (ii) subject to your compliance with the provisions of this Agreement. In addition, notwithstanding any termination or expiration of this Agreement, Sections 5, 7 and 8 shall survive any such termination. For the avoidance of doubt you shall be entitled to receive Equity Introduction Fees after the termination of this Agreement where the Equity Introduction Fee is payable in connection with a transaction completed prior to such termination. Where a transaction is commenced but not substantially concluded prior to the expiration of the twelve-month period set forth in the first sentence of this Section 7, then ASMH shall give good faith consideration to the payment of a reduced Equity Introduction Fee reflective of ratio that the time involved in the transaction prior to close prior to the termination bears to the time involved in the transaction prior to close after the termination.

8. **Indemnification.**

8.1 ASMH shall indemnify you in each and every situation where, under the relevant legislation ASMH is permitted, empowered or required to indemnify you as if you were serving as a director of ASMH The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which you may be entitled apart from the provisions of this Agreement.

8.2 The right to indemnification will include the right to be paid by ASMH the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition; *provided, however*, that an advancement of expenses incurred by you in your capacity as an advisory board member will be made only upon delivery to ASMHof an undertaking by you or on your behalf, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that you would not entitled to be indemnified for such expenses under applicable legislation.

8.3 ASMH shall not be liable under this Agreement to make any payment in connection with any claim made against you to the extent you have otherwise actually received payment (under any insurance policy, provision of ASMH's Certificate of Incorporation, Bylaws (as now or hereafter in effect) or otherwise) of the amounts otherwise indemnifiable hereunder.

8.4 Notwithstanding any other provision of this Agreement, ASMH shall not be obligated pursuant to the terms of this Agreement: (a) to indemnify you for acts, omissions or transactions from which you may not be indemnified under applicable law; (b) to indemnify or advance expenses to you with respect to claims initiated or brought voluntarily by you and not by way of defense, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under ASMH's Certificate of Incorporation or Bylaws now or hereafter in effect relating to claims for indemnifiable events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such claim, or (iii) as otherwise required under any applicable legislation, regardless of whether you ultimately are determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be; (c) to indemnify you for any expenses incurred by you with respect to any proceeding instituted by you to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by you in such proceeding was not made in good faith or was frivolous.

9. Miscellaneous.

9.1 The relationship between ASMH and you is that of independent contractors, and nothing contained herein will be construed to mean that you are a partner, employee or agent of ASMH. You have no authority to create any obligation or responsibility, express or implied, on behalf or in the name of ASMH, or to

bind ASMH in any manner. As an independent contractor, you are solely responsible for the methods and manner in which the services are performed, subject to ASMH's policies and procedures and applicable laws.

9.2 This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be performed therein, without regard for any principles relating to conflicts of laws. All legal proceedings arising out of or related to this Agreement will be brought in the State or Federal courts in or around Long Beach, California, and each party hereto consents to the exclusive jurisdiction of such courts and agrees not to argue that such court is not convenient. Each party hereto waives any right it may have to a trial by jury in any action arising out of or relating to this Agreement.

9.3 Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled by binding arbitration in Long Beach, California by an arbitrator mutually selected by you and ASMH. The arbitration shall be conducted on an expedited basis and shall be subject to, and the Arbitrators shall have the power and rights afforded by, the rules of the American Arbitration Association. Costs of arbitration shall be borne as the arbitrators deem and determine to be just and equitable under all of the facts and circumstances.

9.4 You hereby agree to allow ASMH to use your name as an Advisory Board member on all materials including, but not limited to, our website, brochures and marketing materials. You agree to provide to ASMH a brief biography and photograph for use in its materials.

* * * *

This offer by ASMH shall remain available until October 30, 2006. If this letter correctly sets forth your understanding, please confirm by countersigning and returning one of the enclosed copies. Upon receipt by ASMH, this letter shall be deemed a binding agreement to be construed in accordance with the laws of the State of California.

We look forward to working with you.

Sincerely,

Associated Media Holdings, Inc.

By: ______________________

Name: Darryl Franklin
Title: Chairman and Chief Executive Officer

Agreed and Accepted:

____

J. Stuart Williamson

Dated: 10 October 2006